  EXHIBIT 4.7

Form 51-102F3

Material Change Report

Item 1	Name and Address of Company First Mining Gold Corp. (the “Company”) Suite 2070 1188 West Georgia St. Vancouver, British Columbia V6E 4A2
Item 2	Date of Material Change November 21, 2023
Item 3	News Release A news release announcing the material change was disseminated on November 21, 2023 through the facilities of CISION/Newswire and was subsequently filed on SEDAR+ at www.sedarplus.ca.
Item 4

Summary of Material Change

On November 21, 2023, the Company announced the closing of the first tranche (the “First Tranche”) of an upsized non-brokered private placement of up to $10 million (the “Offering”), that was previously announced in a news release dated October 26, 2023 for up to $5 million. Pursuant to the First Tranche, the Company issued 63,993,000 units of the Company (the “Units”) at a price of $0.125 per Unit for aggregate gross proceeds of $7,999,125.00.

Certain directors and officers of the Company (each, an “Interested Party”) directly and indirectly subscribed for an aggregate of 4,920,000 Units under the First Tranche for aggregate gross proceeds of $615,000.00, including: (i) Dan Wilton, Chief Executive Officer and Director, who subscribed directly and indirectly for 4,000,000 Units; (ii) Lisa Peterson, Chief Financial Officer and Corporate Secretary, who subscribed for 40,000 Units; (iii) Jeff Reinson, Chief Operating Officer, who subscribed for 80,000 Units; and (iv) Raymond Polman, Director, who subscribed for 800,000 Units. There will be no material change in the percentage of securities of the Company, or of an affiliated entity of the Company, beneficially owned or controlled by each Interested Party following the closing of the First Tranche.

The issuance of such Units to the Interested Parties constitutes a “related party transaction” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company has relied on exemptions from the formal valuation and minority shareholder approval requirements under MI 61-101 as neither the fair market value of the Units issued to the Interested Parties, nor the consideration received for those Units, exceeds 25% of the Company’s market capitalization. The Offering was approved by the directors of the Company and no materially contrary view was expressed nor was there any material disagreement in the approval process adopted by the directors. The Company did not file a material change report disclosing the “related party transaction” more than 21 days before the closing date of the First Tranche as the details and amounts of insider participation were not settled until shortly prior to closing.

1

Item 5	Full Description of Material Change
Please refer to the Company’s news release dated November 21, 2023, which is attached as Schedule “A” to this Material Change Report.
Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102 Not Applicable.
Item 7	Omitted Information Not Applicable.
Item 8	Executive Officer For further information, please contact Lisa Peterson, CFO by telephone at (604) 639-8851.
Item 9	Date of Report November 22, 2023.

2

Schedule “A”

News Release

TSX: FF OTCQX: FFMGF FRANKFURT: FMG

NEWS RELEASE

NOT FOR DISTRIBUTION TO UNITED STATES NEWS WIRE SERVICES

OR FOR DISSEMINATION IN THE UNITED STATES

First Mining Closes First Tranche of Upsized Equity Financing

November 21, 2023 – Vancouver, BC, Canada – First Mining Gold Corp. (“First Mining” or the “Company”) (TSX: FF) (OTCQX: FFMGF) (FRANKFURT: FMG) is pleased to announce that due to demand, the Company has upsized its $5 million non-brokered private placement financing, previously announced on October 26, 2023, to approximately $10 million (the “Offering”). The Company has closed the first tranche of the Offering and issued 63,993,000 units of the Company (the “Units”) at a price of $0.125 per Unit for aggregate gross proceeds of approximately $8 million (the “First Tranche”). First Mining expects to close the remainder of the Offering on or about December 7, 2023.

Each Unit consists of one common share of the Company (each, a “Common Share”) and one-half of one Common Share purchase warrant (each whole Common Share purchase warrant, a “Warrant”). Each Warrant will entitle the holder thereof to acquire one Common Share at an exercise price of $0.20 per Common Share at any time prior to the date which is 36 months following the closing date of the First Tranche.

The Company intends to use the net proceeds from the Offering to advance its Springpole and Duparquet gold projects, as well as for general working capital and corporate purposes.

All of the securities issued under the First Tranche are subject to a statutory hold period of four months and one day in accordance with applicable Canadian securities laws. The Offering remains subject to the receipt of all necessary regulatory approvals, including the final approval of the Toronto Stock Exchange (the “TSX”).

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been and will not be registered under the United States Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons (as such term is defined in Regulation S under the U.S. Securities Act) unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

About First Mining Gold Corp.

First Mining is a gold developer advancing two of the largest gold projects in Canada, the Springpole Gold Project in northwestern Ontario, where we have commenced a Feasibility Study and permitting activities are on-going with a draft Environmental Impact Statement (“EIS”) for the project published in June 2022, and the Duparquet Project in Quebec, a PEA stage development project located on the Destor-Porcupine Fault Zone in the prolific Abitibi region.  First Mining also owns the Cameron Gold Project in Ontario and a portfolio of gold project interests including the Pickle Crow Gold Project (being advanced in partnership with Auteco Minerals Ltd.), the Hope Brook Gold Project (being advanced in partnership with Big Ridge Gold Corp.), and a large equity interest in Treasury Metals Inc.

First Mining was established in 2015 by Mr. Keith Neumeyer, founding President and CEO of First Majestic Silver Corp.

3

TSX: FF OTCQX: FFMGF FRANKFURT: FMG

ON BEHALF OF FIRST MINING GOLD CORP.

Daniel W. Wilton

Chief Executive Officer and Director

For further information, please contact:

Toll Free: 1 844 306 8827 | Email: info@firstmininggold.com

Paul Morris | Director, Investor Relations | Email: paul@firstmininggold.com

Cautionary Note Regarding Forward-Looking Statements

This news release includes certain "forward-looking information” and "forward-looking statements” (collectively "forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation, including the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date of this news release. Forward-looking statements are frequently, but not always, identified by words such as "expects”, "anticipates”, "believes”, “plans”, “projects”, "intends”, "estimates”, “envisages”, "potential”, "possible”, “strategy”, “goals”, “opportunities”, “objectives”, or variations thereof or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved, or the negative of any of these terms and similar expressions.

Forward-looking statements in this news release relate to future events or future performance and reflect current estimates, predictions, expectations or beliefs regarding future events and include, but are not limited to, statements with respect to: (i) the completion of the remainder of the Offering and the timing thereof; (ii) the total gross proceeds to be raised under the Offering; (iii) the intended use of the net proceeds of the Offering; (iv) the receipt of all regulatory and stock exchange approvals; (v) the Company’s plans with respect to advancing its portfolio of gold projects; and (vi) Feasibility and permitting activities related to the Springpole Project. All forward-looking statements are based on First Mining's or its consultants' current beliefs as well as various assumptions made by them and information currently available to them. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made and are based upon a number of assumptions and estimates that, while considered reasonable by the respective parties, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors, both known and unknown, could cause actual results, performance or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by such forward-looking statements and the parties have made assumptions and estimates based on or related to many of these factors. Such factors include, without limitation: failure to obtain final approval from the TSX; failure to close the remainder of the Offering; the Company’s business, operations and financial condition potentially being materially adversely affected by the outbreak of epidemics, pandemics or other health crises, such as COVID-19, and by reactions by government and private actors to such outbreaks; risks to employee health and safety as a result of the outbreak of epidemics, pandemics or other health crises, such as COVID-19, that may result in a slowdown or temporary suspension of operations at some or all of the Company's mineral properties as well as its head office; fluctuations in the spot and forward price of gold, silver, base metals or certain other commodities; fluctuations in the currency markets (such as the Canadian dollar versus the U.S. dollar); changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding); the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities, indigenous populations and other stakeholders; availability and increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development; title to properties.; and the additional risks described in the Company’s Annual Information Form for the year ended December 31, 2022 filed with the Canadian securities regulatory authorities under the Company’s SEDAR+ profile at www.sedarplus.ca, and in the Company’s Annual Report on Form 40-F filed with the U.S. Securities and Exchange Commission and on EDGAR.

First Mining cautions that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to First Mining, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. First Mining does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by the Company or on our behalf, except as required by law.

4